Exhibit 99.1

M A C  K  -  C  A  L  I     R  E  A  L  T  Y     C  O  R  P  O  R  A  T  I  O  N
NEWS RELEASE

For Immediate Release

Contacts:	Barry Lefkowitz Executive Vice President and Chief Financial Officer (732) 590-1000	Ilene Jablonski Senior Director, Marketing and Public Relations (732) 590-1000

MACK-CALI ANNOUNCES TENDER OFFER FOR ANY AND ALL OF ITS 7.25% SENIOR UNSECURED NOTES DUE MARCH 15, 2009

Edison, New Jersey—November 6, 2008—Mack-Cali Realty Corporation (NYSE: CLI) today announced that its operating partnership, Mack-Cali Realty, L.P. (the “Operating Partnership”), has commenced a cash tender offer (the “Tender Offer”) for any and all of the $300 million principal amount of its 7.25% Senior Unsecured Notes due March 15, 2009 (the “Notes”).  The consideration payable for the Notes is $1,000 per $1,000 principal amount of Notes, plus accrued and unpaid interest to, but not including, the payment date for the Notes purchased in the Tender Offer, which is expected to be the second business day following the Expiration Time (as defined below).  Additional terms and conditions of the Offer are set forth in the Offer to Purchase dated November 6, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”).

The Tender Offer will expire at 5:00 p.m., New York City time, on Friday, November 14, 2008, unless extended or earlier terminated (the “Expiration Time”).  Under certain circumstances, and as more fully described in the Offer to Purchase, the Operating Partnership may terminate the Offer before the Expiration Time.  Any tendered Notes may be withdrawn prior to, but not after, the Expiration Time and withdrawn Notes may be re-tendered by a holder at any time prior to the Expiration Time.  The Operating Partnership expects to use available cash and borrowings under its $775 million unsecured revolving credit facility to fund its purchase of the Notes in the Tender Offer.  The Notes purchased pursuant to the Tender Offer are expected to be cancelled.

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Tender Offer.  The Operating Partnership is making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal.  The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  None of Mack-Cali Realty Corporation, the Operating Partnership, the Dealer Manager or the Information Agent for the Tender Offer makes any makes any recommendation in connection with the Tender Offer.

The complete terms and conditions of the Tender Offer is set forth in the Offer to Purchase and Letter of Transmittal that is being sent to holders of the Notes.  Holders are urged to read the Tender Offer documents carefully when they become available.  Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Tender Offer, Global Bondholder Services Corporation at (866) 470-4200 (toll-free) or (212) 430-3774
(collect).

J.P. Morgan Securities Inc. is the Dealer Manager for the Tender Offer. Questions regarding the Tender Offer may be directed to J.P. Morgan Securities Inc. at (866) 834-4666 (toll-free) or (212) 834-4388 (collect).

About Mack-Cali:

Mack-Cali Realty Corporation is a fully-integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio.  Mack-Cali owns or has interests in 294 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 33.7 million square feet.  The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of approximately 2,200 tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s website at http://www.mack-cali.com.

Additional Information:

Statements made in this press release may be forward-looking statements.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology.  Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested.  Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q, which are incorporated herein by reference.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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